Exhibit 99.1

 For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY REPORTS RESULTS FOR FIRST QUARTER OF 2010

•	Company reports net income of $126.2 million, or $1.96 per diluted share

•	Quarterly production of 286 MMCFE/d exceeds guidance of 255 – 278 MMCFE/d

•	Majority of guided costs within or below guidance

•	Adjusted net income per diluted share of $0.45

DENVER, May 3, 2010 – St. Mary Land & Exploration Company (NYSE: SM) today reports financial results from the first quarter of 2010.  In addition, a new presentation for the first quarter earnings and operational update will be posted on the Company’s website at stmaryland.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on May 4, 2010.  Information for the earnings call can be found below.

FIRST QUARTER 2010 RESULTS

St. Mary posted net income for the first quarter of 2010 of $126.2 million, or $1.96 per diluted share, which includes a gain from the Company’s divestitures of non-core Rocky Mountain assets that were closed during the quarter.  This compares to a net loss of ($87.6 million), or ($1.41) per diluted share, for the same period in 2009.  Adjusted net income for the quarter was $28.9 million, or $0.45 per diluted share, versus an adjusted net loss of ($448 thousand), or ($0.01) per diluted share, for the first quarter of 2009.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated.  A summary of the adjustments made to arrive at adjusted net income (loss) is presented in the table below.

	For the Three Months Ended March 31,
	2010			2009
Weighted-average diluted share count (in millions)			64.4		62.3
	$ in millions		Per Diluted Share	$ in millions	Per Diluted Share
Reported Net Income (Loss)		$126.2	$1.96	$(87.6)	$(1.41)
Adjustments net of tax:
Change in Net Profits Plan liability	$	(17.1)	$(0.27)	$(14.4)	$(0.23)
Unrealized derivative (gain) loss		$(4.9)	$(0.08)	$1.1	$0.02
(Gain) loss on divestiture activity		$(75.9)	$(1.18)	$0.4	$0.01
Loss related to hurricanes		-	-	$1.3	$0.02

Adjusted Net Income (Loss), before impairments		$28.3	$0.44	$(99.2)	$(1.59)

Non-cash impairments net of tax:
Impairment of proved properties		-	-	$91.0	$1.46
Abandonment & impairment of unproved properties		$0.6	$0.01	$2.4	$0.04
Impairment of materials inventory		-	-	$5.3	$0.09

Adjusted Net Income (Loss)		$28.9	$0.45	$(0.4)	$(0.01)

NOTE: Totals may not add due to rounding

Operating cash flow increased to $133.2 million for the first quarter of 2010 from $106.6 million in the same period last year.  Net cash provided by operating activities increased to $153.9 million for the first quarter of 2010 from $125.2 million in the same period in 2009.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

St. Mary reported quarterly production of 285.8 MMCFE/d, which was above the guidance range of 255 to 278 MMCFE/d.  In spite of closing two significant divestitures earlier than scheduled, strong production performance in the Mid-Continent and South Texas & Gulf Coast regions allowed the Company to exceed production guidance for the quarter.

Revenues and other income for the quarter were $360.1 million compared to $199.2 million for the same period in 2009.  For the first quarter of 2010, the average equivalent price per MCFE, net of hedging, was $8.38 per MCFE, which is an increase of 28% from the $6.56 per MCFE realized in the comparable period in 2009.  Average realized prices, excluding hedging activities, were $6.15 per Mcf and $72.73 per barrel during the quarter.  These prices were 54% and 111% higher, respectively, than those in the first quarter of 2009.  Average realized prices, inclusive of hedging activities, were $6.84 per Mcf and $66.96 per barrel in the first quarter of 2010, which is an increase of 11% and 52%, respectively, from the same period a year ago.  The Company reports its gas volumes on a “wet gas” basis, meaning that revenue dollars associated with natural gas liquids (NGLs) are reported within our natural gas revenues.  Included in revenues in the first quarter of 2010 is a pre-tax gain of $121.0 million from divestiture activity.  St. Mary closed on sales of non-core properties in North Dakota and Wyoming during the quarter and the proceeds from the divestitures will be used to fund a portion of the 2010 capital program.

Lease operating expense (LOE) of $1.17 per MCFE in the first quarter of 2010 was below the Company’s guidance of $1.40 to $1.45 per MCFE.  Cost increases that the Company had anticipated did not materialize to the extent assumed in the provided guidance.  Lease operating expense for the quarter represents a 19% decrease from the $1.45 per MCFE in the comparable period last year.  Sequentially, LOE declined 11% or $0.14 per MCFE in the first quarter of 2010 from the preceding quarter.

Transportation expense of $0.16 per MCFE in the first quarter of 2010 was below guidance of $0.18 to $0.23 per MCFE.  The reported per unit expense was a decrease from $0.19 per MCFE for the comparable period in 2009.    Sequentially, transportation expense was down $0.04 per MCFE from the fourth quarter of 2009.

Commodity price increases over the past year for both oil and natural gas resulted in year over year and sequential increases in production taxes, both on a per MCFE basis and in absolute dollars.   Between the first quarters of 2009 and 2010, production taxes on a per MCFE basis increased 72% from $0.32 to $0.55.  Production taxes also increased sequentially from $0.51 per MCFE in the fourth quarter of 2009 to $0.55 per MCFE in the first quarter of 2010.  The Company’s realized production tax rate for the first quarter was at the provided guidance of 7% of pre-hedge oil and natural gas revenue.

Total general and administrative (G&A) expense for the first quarter of 2010 was $0.91 per MCFE, which was within the guidance range provided by the Company.  Cash G&A expense was $0.49 per MCFE for the quarter, compared to a guidance range of $0.47 to $0.50 per MCFE.  Non-cash G&A for the first quarter was $0.15 per MCFE versus a guidance range of $0.15 to $0.17 per MCFE.  G&A related to cash payments from the Company’s legacy Net Profits Plan (NPP) program was $0.27 per MCFE in the quarter compared to a guidance range of $0.22 to $0.24 per MCFE.  Impacts from divestiture activity and higher net realized prices caused payments from the program to be higher than anticipated.  The year over year and sequential increase in G&A on a per MCFE basis is a result of larger NPP payments resulting from higher commodity prices.

Depletion and depreciation expense (DD&A) decreased to $3.02 per MCFE in the first quarter of 2010, which was within the Company’s guidance range of $2.95 to $3.15 per MCFE.  DD&A in the comparable period of 2009 was $3.23 per MCFE.  Sequentially, DD&A increased 5% from $2.88 per MCFE in the fourth quarter of 2009.  The Company’s DD&A rate is impacted by changes in the estimated volumes of proved reserves and changes to the cost basis of its proved properties, including the impact of impairments.

In the first quarter of 2010, St. Mary recognized a pre-tax non-cash benefit of $27.3 million as a result of a decrease in the NPP liability. The decrease in NPP liability was primarily related to the divestitures which closed in the first quarter of 2010.  The NPP liability is a significant management estimate that is highly sensitive to a number of assumptions including future commodity prices, production rates, and operating costs.   The last pool created under this legacy compensation plan was in 2007.

FINANCIAL POSITION AND LIQUIDITY

As of March 31, 2010, St. Mary had total long-term debt of $269.0 million, which was comprised entirely of the Company’s 3.50% Senior Convertible Notes, net of debt discount.  The Company’s debt-to-book capitalization ratio was 19% as of the end of the quarter.

St. Mary currently has no outstanding borrowing under its long-term credit facility.  The borrowing base for the credit facility was reaffirmed by St. Mary’s bank group on March 17, 2010, and remains unchanged at an amount of $900 million.  The Company has a commitment amount of $678 million from the Company’s bank group.  St. Mary is in compliance with all the covenants associated with this facility.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss the first quarter results on May 4, 2010 at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 800-299-8538 and the participant passcode is 78566360.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with passcode 86555679.  International participants can dial 617-786-2902 to take part in the conference call, using passcode 78566360 and can access a replay of the call at 617-801-6888, using passcode 86555679.  Replays can be accessed through May 18, 2010.

In addition, the call will be webcast live and can be accessed at St. Mary’s web site at stmaryland.com.  An audio recording of the conference call will be available at that site through May 18, 2010.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2009 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

St. Mary Land & Exploration Company is an independent energy company engaged  in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil.  St. Mary routinely posts important information about the Company on its website.  For more information about St. Mary, please visit its website at stmaryland.com.

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
March 31, 2010

Guidance Comparison	For the Three Months
	Ended March 31, 2010
	Actual	Guidance Range

Oil and gas production (MMCFE per day)	285.8	255 - 278

Lease operating expense (per MCFE)	$1.17	$1.40 - $1.45
Transportation expense (per MCFE)	$0.16	$0.18 - $0.23
Production taxes, as a percentage of pre-hedge revenue	7%	7%

General and administrative - cash	$0.49	$0.47 - $0.50
General and administrative - cash related to Net Profits Plan	$0.27	$0.22 - $0.24
General and administrative - non-cash	$0.15	$0.15 - $0.17
General and administrative - TOTAL	$0.91	$0.84 - $0.91

Depreciation, depletion, and amortization	$3.02	$2.95 - $3.15

Production Data	For the Three Months
	Ended March 31,
	2010	2009	Percent Change

Average realized sales price, before hedging:
Oil (per Bbl)	$72.73	$34.40	111%
Gas (per Mcf)	6.15	4.00	54%

Average realized sales price, net of hedging:
Oil (per Bbl)	$66.96	44.16	52%
Gas (per Mcf)	6.84	6.14	11%

Production:
Oil (MMBbls)	1.5	1.6	-7%
Gas (Bcf)	16.6	18.5	-11%
BCFE (6:1)	25.7	28.4	-9%

Daily production:
Oil (MBbls per day)	17.0	18.2	-7%
Gas (MMcf per day)	184.1	205.7	-11%
MMCFE per day (6:1)	285.8	315.0	-9%

Margin analysis per MCFE:
Average realized sales price, before hedging	$8.28	$4.60	80%

Average realized sales price, net of hedging	8.38	6.56	28%
Lease operating expense	1.17	1.45	-19%
Transportation	0.16	0.19	-16%
Production taxes	0.55	0.32	72%
General and administrative	0.91	0.57	60%
Operating margin	$5.59	$4.03	39%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$3.02	$3.23	-7%

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months
	Ended March 31,
	2010	2009
Operating revenues and other income:
Oil and gas production revenue	$212,887	$130,417
Realized oil and gas hedge gain	2,595	55,620
Gain (loss) on divestiture activity	120,978	(599)
Marketed gas system and other operating revenue	23,675	13,782
Total operating revenues and other income	360,135	199,220

Operating expenses:
Oil and gas production expense	48,340	55,829
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	77,765	91,712
Exploration	13,898	13,598
Impairment of proved properties	-	147,049
Abandonment and impairment of unproved properties	904	3,902
Impairment of materials inventory	-	8,616
General and administrative	23,486	16,399
Change in Net Profits Plan liability	(27,272)	(23,291)
Marketed gas system expense	22,046	13,383
Unrealized derivative (gain) loss	(7,735)	1,846
Other expense	952	5,642
Total operating expenses	152,384	334,685

Income (loss) from operations	207,751	(135,465)

Nonoperating income (expense):
Interest income	129	22
Interest expense	(6,787)	(6,096)

Income (loss) before income taxes	201,093	(141,539)
Income tax benefit (expense)	(74,915)	53,916

Net income (loss)	$126,178	$(87,623)

Basic weighted-average common shares outstanding	62,792	62,335

Diluted weighted-average common shares outstanding	64,377	62,335

Basic net income (loss) per common share	$2.01	$(1.41)

Diluted net income (loss) per common share	$1.96	$(1.41)

Consolidated Balance Sheets
(In thousands, except share amounts)	March 31,	December 31,
ASSETS	2010	2009

Current assets:
Cash and cash equivalents	$40,424	$10,649
Accounts receivable	129,302	116,136
Refundable income taxes	19,770	32,773
Prepaid expenses and other	9,772	14,259
Derivative asset	58,364	30,295
Deferred income taxes	-	4,934
Total current assets	257,632	209,046

Property and equipment (successful efforts method), at cost:
Land	1,371	1,371
Proved oil and gas properties	2,889,235	2,797,341
Less - accumulated depletion, depreciation, and amortization	(1,116,733)	(1,053,518)
Unproved oil and gas properties, net of impairment allowance
of $63,390 in 2010 and $66,570 in 2009	137,192	132,370
Wells in progress	89,676	65,771
Materials inventory, at lower of cost or market	25,094	24,467
Oil and gas properties held for sale less accumulated depletion,
depreciation, and amortization	15,578	145,392
Other property and equipment, net of accumulated depreciation
of $15,430 in 2010 and $14,550 in 2009	14,979	14,404
	2,056,392	2,127,598

Other noncurrent assets:
Derivative asset	23,695	8,251
Restricted cash subject to Section 1031 Exchange	36,160	-
Other noncurrent assets	14,435	16,041
Total other noncurrent assets	74,290	24,292

Total Assets	$2,388,314	$2,360,936

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$271,986	$236,242
Derivative liability	57,682	53,929
Deposit associated with oil and gas properties held for sale	-	6,500
Deferred income taxes	2,631	-
Total current liabilities	332,299	296,671

Noncurrent liabilities:
Long-term credit facility	-	188,000
Senior convertible notes, net of unamortized
discount of $18,480 in 2010, and $20,598 in 2009	269,020	266,902
Asset retirement obligation	61,002	60,289
Asset retirement obligation associated with oil and gas properties held for sale	4,245	18,126
Net Profits Plan liability	143,019	170,291
Deferred income taxes	384,292	308,189
Derivative liability	46,823	65,499
Other noncurrent liabilities	14,023	13,399
Total noncurrent liabilities	922,424	1,090,695

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value: authorized - 200,000,000 shares;
issued: 62,950,794 shares in 2010 and 62,899,122 shares in 2009;
outstanding, net of treasury shares: 62,823,901 shares in 2010
and 62,772,229 shares in 2009	630	629
Additional paid-in capital	165,715	160,516
Treasury stock, at cost: 126,893 shares in 2010 and 2009	(1,179)	(1,204)
Retained earnings	974,620	851,583
Accumulated other comprehensive loss	(6,195)	(37,954)
Total stockholders' equity	1,133,591	973,570

Total Liabilities and Stockholders' Equity	$2,388,314	$2,360,936

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months
	Ended March 31,
	2010	2009
Cash flows from operating activities:

Net income (loss)	$126,178	$(87,623)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
(Gain) loss on divestiture activity	(120,978)	599
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	77,765	91,712
Exploratory dry hole expense	163	94
Impairment of proved properties	-	147,049
Abandonment and impairment of unproved properties	904	3,902
Impairment of materials inventory	-	8,616
Stock-based compensation expense*	5,603	3,776
Change in Net Profits Plan liability	(27,272)	(23,291)
Unrealized derivative (gain) loss	(7,735)	1,846
Loss related to hurricanes	-	2,093
Amortization of debt discount and deferred financing costs	3,291	2,092
Deferred income taxes	64,608	(55,390)
Plugging and abandonment	(2,234)	(2,018)
Other	949	1,189
Changes in current assets and liabilities:
Accounts receivable	(13,244)	43,703
Refundable income taxes	13,003	13,161
Prepaid expenses and other	1,489	(5,414)
Accounts payable and accrued expenses	31,402	(20,921)
Net cash provided by operating activities	153,892	125,175

Cash flows from investing activities:
Proceeds from sale of oil and gas properties	239,247	1,063
Capital expenditures	(132,445)	(133,625)
Acquisition of oil and gas properties	-	(53)
Deposits to restricted cash	(36,160)	-
Receipts from restricted cash	-	4,348
Other	(6,500)	-
Net cash provided by (used in) investing activities	64,142	(128,267)

Cash flows from financing activities:
Proceeds from credit facility	177,559	1,190,000
Repayment of credit facility	(365,559)	(1,191,000)
Proceeds from sale of common stock	268	172
Other	(527)	-
Net cash used in financing activities	(188,259)	(828)

Net change in cash and cash equivalents	29,775	(3,920)
Cash and cash equivalents at beginning of period	10,649	6,131
Cash and cash equivalents at end of period	$40,424	$2,211

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended March 31, 2010, and 2009, respectively, approximately $1.8 million and $1.6 million of stock-based compensation expense was included in exploration expense.
For the three months ended March 31, 2010, and 2009, respectively, approximately $3.8 million and $2.2 million of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of Net Income (Loss) (GAAP)	For the Three Months
to Adjusted Net Income (Non-GAAP):	Ended March 31,
	2010	2009

Reported Net Income (Loss) (GAAP)	$126,178	$(87,623)

Adjustments net of tax: (1)
Change in Net Profits Plan liability	(17,112)	(14,419)
Unrealized derivative (gain) loss	(4,853)	1,143
(Gain) loss on divestiture activity	(75,909)	371
Loss related to hurricanes (2)	-	1,296

Adjusted Net Income (Loss), before impairment adjustments	28,304	(99,232)

Non-cash impairments net of tax:
Impairment of proved properties	-	91,034
Abandonment and impairment of unproved properties	567	2,416
Impairment of materials inventory	-	5,334
Adjusted Net Income (Loss), non-recurring items
& non-cash impairments (Non-GAAP) (3)	$28,871	$(448)

Adjusted Net Income (Loss) Per Share (Non-GAAP)
Basic	$0.46	$(0.01)
Diluted	$0.45	$(0.01)

Average Number of Shares Outstanding
Basic	62,792	62,335
Diluted	64,377	62,335

(1) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax benefit
(expense) by income (loss) before income taxes as stated on the consolidated statement of operations. Effective income tax rates for the three months ended March 31, 2010 and 2009, were 37.3% and 38.1% respectively.

(2) The loss related to hurricanes is included within line item other expense on the consolidated statements of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are one-time items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash charges and adjustments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, impairment of proved properties, abandonment and impairment of unproved properties, impairment of materials inventory,
(gain) loss on divestiture activity, and loss related to hurricanes. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of St. Mary’s fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under
GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of Net Cash Provided by Operating Activities	For the Three Months
(GAAP) to Operating Cash Flow (Non-GAAP):	Ended March 31,
	2010	2009

Net cash provided by operating activities (GAAP)	$153,892	$125,175

Changes in current assets and liabilities	(32,650)	(30,529)

Exploration	13,898	13,598
Less: Exploratory dry hole expense	(163)	(94)
Less: Stock-based compensation expense included in exploration	(1,754)	(1,555)

Operating cash flow (Non-GAAP) (4)	$133,223	$106,595

(4) Beginning in the third quarter of 2009 the Company changed its definition of operating cash flow. Prior periods have been conformed to the current definition and the change in the definition did not result in a material variance to results under the prior definiton. Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP.
Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.